1. Name and Address of Reporting Person
   JAMES, ROBERT E.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              7916             D
Common Stock                                                                              1000             I           IRA
Common Stock                       01/17/2002 R             1.0153      A      $17.7293                    I           Custodian,
                                                                                                                       Phillip H.
                                                                                                                       James
Common Stock                       04/11/2002 R             0.9192      A      $19.7780                    I           Custodian,
                                                                                                                       Phillip H.
                                                                                                                       James
Common Stock                       07/11/2002 R             1.0287      A      $17.8387                    I           Custodian,
                                                                                                                       Phillip H.
                                                                                                                       James
Common Stock                       10/10/2002 R             1.1581      A      $16.4500   104.1213         I           Custodian,
                                                                                                                       Phillip H.
                                                                                                                       James
Common Stock                       01/17/2002 R             1.0153      A      $17.7293                    I           Custodian,
                                                                                                                       Caroline E.
                                                                                                                       James
Common Stock                       04/11/2002 R             0.9192      A      $19.7780                    I           Custodian,
                                                                                                                       Caroline E.
                                                                                                                       James
Common Stock                       07/11/2002 R             1.0287      A      $17.8387                    I           Custodian,
                                                                                                                       Caroline E.
                                                                                                                       James
Common Stock                       10/10/2002 R             1.1581      A      $16.4500   104.1213         I           Custodian,
                                                                                                                       Caroline E.
                                                                                                                       James

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $14.5                                                01/20/2010 Common                      19791    D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      23296    D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      21985    D
                                                                               Stock
Stock Option   $18.375                                              01/29/2009 Common                      35000    D
                                                                               Stock
Stock Option - $0                                                   02/03/2009 Common                      2000     D
Restricted                                                                     Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ ROBERT E. JAMES

DATE
02/13/2003